EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated November 7, 2007 (including amendments thereto) with respect to the Common Stock of SunLink Health Systems, Inc. Each party to the Schedule 13D (including amendments thereto) is responsible for the accuracy and completeness of the information that it provides or should have been provided for inclusion in the Schedule 13D and each party (the “Indemnifying Party”) agrees to indemnify and hold the other parties harmless from and against: (i) any out-of-pocket expenses (such as reasonable fees and disbursements of counsel, fines, penalties and the like) actually paid by such other party and (ii) any actual damages or out-of-pocket expenses (including reasonable attorneys fees and disbursements of counsel) incurred by such other party resulting from claims asserted by third parties or governmental agencies, in each case as a result of any inaccuracy or lack of completeness of the information provided or that should have been provided by the Indemnifying Party or any failure to make any filing under circumstances in which the Indemnifying Party failed to provide the information that gives rise to the requirement of any party to file a Schedule 13D amendment or any other schedule, notice, report or application pursuant to applicable law. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 7, 2007	Berggruen Acquisition Holdings Ltd.

	By: Name: Title:	/S/ Jared S. Bluestein Jared S. Bluestein Secretary

Berggruen Holdings North America Ltd.

	By:	/S/ Jared S. Bluestein

	Name: Title:	Jared S. Bluestein Director

Medici I Investments Corp.

	By:	/S/ Jared S. Bluestein

	Name: Title:	Jared S. Bluestein Director

Berggruen Holdings Ltd.

	By:	/S/ Jared S. Bluestein

	Name: Title:	Jared S. Bluestein Director

Tarragona Trust

By: Maitland Trustees Limited, as Trustee

By:	/S/ Jared S. Bluestein
Name: Title:	Jared S. Bluestein Authorized Signatory

*

Nicolas Berggruen

Resurgence Health Group, LLC

By:	/s/ Phillip H. Eastman, III

Name: Title:	Phillip H. Eastman, III Chief Executive Officer

/s/ Phillip H. Eastman, III

Phillip H. Eastman, III

/s/ Anne S. Thompson

Anne S. Thompson

*	The undersigned, by signing his name hereto, does sign and execute this Joint Filing Agreement pursuant to the Limited Power of Attorney executed by Nicolas Berggruen.

Dated: November 7, 2007	*By:	/s/ Jared S. Bluestein, Attorney in Fact

Jared S. Bluestein